SECURITIES ESCROW AGREEMENT

SECURITIES ESCROW AGREEMENT, dated as of [ ], 2008 (the “Agreement”) by and among Corporate Acquirers, Inc., a Delaware corporation (the “Company”), G. Richard Thoman, an individual with an address at 126 East 56th Street, New York, New York 10022 (“Thoman”), Stephen R. Wilson, an individual with an address at 126 East 56th Street, New York, New York 10022 (“Wilson”), Patrick J. Martin, an individual with an address at 126 East 56th Street, New York, New York 10022 (“Martin”), James P. Schadt, an individual with an address at 126 East 56th Street, New York, New York 10022 (“Schadt”), Michael Miron, an individual with an address at 126 East 56th Street, New York, New York 10022 (“Miron”) and Corporate Acquirers, LLC, a Delaware limited liability company (“Corporate Acquirers, LLC”, together with Thoman, Wilson, Martin, Schadt and Miron, collectively, the “Initial Stockholders”) and American Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated [ ], 2008 (“Underwriting Agreement”) with Deutsche Bank Securities Inc. (“Deutsche Bank” or the “Representative”), acting as representative of the underwriters, pursuant to which, among other matters, Deutsche Bank and Pali Capital, Inc. (“Pali” and together with Deutsche Bank, hereinafter referred to as the “Underwriters”),  have agreed to purchase 10,000,000 units (not including the Underwriters’ over-allotment option) (“Units”) of the Company. Each Unit consists of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one warrant (“Warrant”), to purchase one share of Common Stock, all as more fully described in the Company’s definitive prospectus, dated [ ], 2008 (“Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-149037) under the Securities Act of 1933, as amended (the “Registration Statement”), declared effective on [ ], 2008 (the “Effective Date”);

WHEREAS, the Company has entered into a Subscription Agreement with Thoman, dated as of September 27, 2007, pursuant to which Thoman purchased 1,625,000 shares of Common Stock from the Company;

WHEREAS, the Company has entered into a Subscription Agreement with Wilson, dated as of September 27, 2007, pursuant to which Wilson purchased 875,000 shares of Common Stock from the Company;

WHEREAS, the Company has entered into a Subscription Agreement with Martin, dated as of September 27, 2007, pursuant to which Martin purchased 375,000 shares of Common Stock from the Company;

WHEREAS, the Company has entered into a Subscription Agreement with Schadt, dated as of September 27, 2007, pursuant to which Schadt purchased 250,000 shares of Common Stock from the Company;

WHEREAS, on November 14, 2007, the Board of Directors of the Company authorized a reverse stock split of 0.08 shares of Common Stock for each outstanding share of Common Stock.

WHEREAS, Thoman has entered into a Contribution Agreement with Corporate Acquirers, LLC, dated as of November 28, 2007, pursuant to which Thoman contributed 1,495,000 shares of Common Stock to Corporate Acquirers, LLC in exchange for his membership interests therein;

WHEREAS, Wilson has entered into a Contribution Agreement with Corporate Acquirers, LLC, dated as of November 28, 2007, pursuant to which Wilson contributed 805,000 shares of Common Stock to Corporate Acquirers, LLC in exchange for his membership interests therein;

WHEREAS, Martin has entered into a Contribution Agreement with Corporate Acquirers, LLC, dated as of November 28, 2007, pursuant to which Martin contributed 345,000 shares of Common Stock to Corporate Acquirers, LLC in exchange for his membership interests therein;

WHEREAS, Schadt has entered into a Contribution Agreement with Corporate Acquirers, LLC, dated as of November 28, 2007, pursuant to which Schadt contributed 230,000 shares of Common Stock to Corporate Acquirers, LLC in exchange for his membership interests therein;

WHEREAS, Corporate Acquirers, LLC agreed, as a condition of the Underwriters’ obligation to purchase the Units pursuant to the Underwriting Agreement and to offer them to the public, to deposit all of its shares of Common Stock (collectively the “Escrow Shares”), in escrow as hereinafter provided;

WHEREAS, the Company has entered into a Subscription Agreement with Corporate Acquirers, LLC (the “Initial Warrantholder”, and together with the Initial Stockholders, the “Initial Holders”), dated as of February 3, 2008 (the “Subscription Agreement”), pursuant to which the Initial Warrantholder has agreed to purchase 3,000,000 warrants (the “Private Warrants”) in a private placement transaction;

WHEREAS, the Initial Warrantholder has agreed to deposit the Private Warrants (collectively with the Escrow Shares, the “Escrow Securities”), in escrow as hereinafter provided; and

WHEREAS, the Company and the Initial Holders desire that the Escrow Agent accept the Escrow Securities, in escrow, to be held and disbursed as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Appointment of Escrow Agent. The Company and the Initial Holders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit and Forfeiture of the Escrow Securities.

2.1 On or before the Effective Date, the Initial Holders shall deliver to the Escrow Agent certificates representing the Escrow Securities, to be held and disbursed subject to the terms and conditions of this Agreement. Each Initial Holder acknowledges and agrees that the certificates representing the Escrow Securities are legended to reflect the deposit of such Escrow Securities under this Agreement.

2.2 If the over-allotment option is not exercised in full by the Underwriters, then promptly following the earlier to occur of the expiration or termination of the over-allotment option, the Company will cause the Initial Stockholders to forfeit shares of Common Stock (up to 375,000 shares of Common Stock) in an aggregate amount sufficient to cause the Initial Stockholders to own a number of shares of Common Stock equal to 20% of the outstanding Common Stock after giving effect to the offering of the Units and the exercise, if any, of the over-allotment option. For the avoidance of doubt, if the Underwriters exercise the over-allotment option in full, the Initial Stockholders shall not be required to forfeit any shares of Common Stock.

3. Disbursement of the Escrow Securities.

3.1 The Escrow Agent shall hold the Escrow Securities until termination of their respective Escrow Period (as defined below). In the case of the Escrow Shares, the “Escrow Period” shall be the period beginning on the Effective Date and ending on the date that is the one year anniversary following the initial consummation of a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, joint venture or other similar business combination with one or more domestic or international operating businesses (the “Business Combination”), or earlier in the event the Company were to consummate a transaction after the consummation of the initial Business Combination that results in all of the stockholders having the right to exchange their Common Stock for cash, securities or other property. In the case of the Private Warrants, the “Escrow Period” shall be the period beginning on the Effective Date and ending on the day after the date of the consummation of the initial Business Combination. On the termination date of the applicable Escrow Period, the Escrow Agent shall, upon written instructions from each Initial Holder, disburse the applicable Escrow Securities to such Initial Holder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Securities; provided, however, that if the Underwriters do not exercise their over-allotment option to purchase an additional 1,500,000 Units of the Company (as described in the Prospectus), the Initial Stockholders agree that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of Escrow Shares held by each Initial Stockholder equal to the product obtained by multiplying (i) the number of Escrow Shares held by such Initial Stockholder on the Effective Date by (ii) a fraction, (x) the numerator of which is 375,000, and (y) the denominator of which is 2,875,000, by (iii) an amount equal to (x) the difference between 1,500,000 and the number of units purchased by the Underwriters upon the exercise of the over-allotment option, divided by (y) 1,500,000; provided further, that if, after the Company consummates a Business Combination, it (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a notice executed by the Chief Executive Officer or Chief Financial Officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is being consummated, release the Escrow Securities to the Initial Holders so that they can similarly participate. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Securities in accordance with this Section 3.

4. Rights of Initial Holders in Escrow Securities.

4.1 Voting Rights as an Initial Stockholder. Subject to the terms of the Insider Letters described in Section 4.4 hereof, and except as herein provided, the Initial Stockholders shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote the shares of Common Stock then owned by them.

4.2 Dividends and Other Distributions in Respect of the Escrow Securities. During the Escrow Period, all dividends payable in cash with respect to the Escrow Securities shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Securities” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer. During the applicable Escrow Period, no offer, sale, contract to sell, pledge, transfer, hedge or other disposition may be made of any or all of the Escrow Securities except (i) upon the dissolution and liquidation of Corporate Acquirers, LLC and the distribution of assets to its member; (ii) by gift to a immediate family member of an Initial Holder or member of Corporate Acquirers, LLC or to a trust or other entity, the beneficiary of which is an immediate family member of an Initial Holder or a member of the immediate family of a member of Corporate Acquirers, LLC, (iii) by virtue of the laws of descent and distribution upon death of any Initial Holder or any member of Corporate Acquirers, LLC, (iv) pursuant to a qualified domestic relations order, (v) in the event of the Company’s liquidation prior to the completion of its initial Business Combination, or (vi) in the event of the Company’s consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s consummation of an initial Business Combination; provided, however, that such permitted transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letters signed by the Initial Holders transferring the Escrow Securities. During the Escrow Period, the Initial Holders shall not pledge or grant a security interest in the Escrow Securities or grant a security interest in their rights under this Agreement.

4.4 Insider Letters. Each of the Initial Holders has executed a letter agreement with the Underwriters and the Company, and which is filed as an exhibit to the Registration Statement (the “Insider Letters”), respecting the rights and obligations of such Initial Holder in certain events, including, but not limited to, the liquidation of the Company.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Securities held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Securities or it may deposit the Escrow Securities with the clerk of any appropriate court or it may retain the Escrow Securities pending receipt of a final, non appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Securities are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder, as set forth on Exhibit B hereto. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all legal counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances. From time to time, on and after the date hereof, the Company and the Initial Holders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company and approved by the Underwriters, which approval will not be unreasonably withheld, conditioned or delayed, the Escrow Securities held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Securities with any court it reasonably deems appropriate.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Company and a majority of the Initial Holders, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

5.8 Waiver. The Escrow Agent hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement by and between the Company and the Escrow Agent as trustee thereunder), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

6.2 Third Party Beneficiaries. Each of the Initial Holders hereby acknowledges that the Underwriters, including, without limitation, the Representative, are third party beneficiaries of this Agreement and shall be entitled to enforce the terms of this Agreement to the same extent as if they were parties hereto.

6.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged and by the Representative.

6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or by private national courier service, or be mailed, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if sent by private national courier service, on the next business day after delivery to the courier, or, if mailed, two business days after the date of mailing, as follows:

If to the Company, to:

Corporate Acquirers, Inc.
126 East 56th Street
New York, NY 10022
Attn: G. Richard Thoman, Chairman, Chief Executive Officer and President

with a copy to:

Ellenoff, Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Attn: Douglas S. Ellenoff, Esq.
Fax No.: (212) 370-7889

If to an Initial Holder, to the address set forth in Exhibit A.

and if to the Escrow Agent, to:

American Stock Transfer & Trust Company
59 Maiden Lane, Plaza Level
New York, New York 10038
Attn: [          ]
Fax No.: [          ]

A copy of any notice sent hereunder shall be sent to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068
Attn: Steven Skolnick, Esq.
Fax No.: (973) 597-2477
Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005
Attn: Equity Capital Markets - Syndicate Desk

Pali Capital, Inc.
650 Fifth Avenue, 6th floor
New York, New York 10019
Attn: Mike Powell, Managing Director
Fax No.: (212) 259-2093

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7 Liquidation of Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period(s) specified in the Prospectus.

6.8 Counterparts. This Agreement may be executed in several counterparts each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

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WITNESS the execution of this Agreement as of the date first above written.

CORPORATE ACQUIRERS, INC.

By: _________________________________________________
G. Richard Thoman, Chairman, Chief Executive Officer and President

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:________________________________
Name:
Title:

INITIAL HOLDERS:
G. Richard Thoman
Stephen R. Wilson
Patrick J. Martin
James P. Schadt
Michael Miron
CORPORATE ACQUIRERS, LLC
BY:
Name: G. Richard Thoman Title: Managing Member

EXHIBIT A

Investor	Investors Address and Facsimile Number

Corporate Acquirers, LLC Number of Shares: _2,875,000___ Number of Warrants: 3,000,000	126 East 56th Street New York, NY 10022 Attn: Stephen R. Wilson. Facsimile Number: ( )
G. Richard Thoman Number of Shares: 1,437,500 Number of Warrants: ____0_____	126 East 56th Street New York, NY 10022 (212) 813-0323
Stephen R. Wilson Number of Shares: _526,125____ Number of Warrants: _0________	126 East 56th Street New York, NY 10022 (212) 813-0323
Patrick J. Martin Number of Shares: _336,375___ Number of Warrants: ___0______	126 East 56th Street New York, NY 10022 (212) 813-0323
James P. Schadt Number of Shares: _287,500____ Number of Warrants: _____0____	126 East 56th Street New York, NY 10022 (212) 813-0323
Michael Miron Number of Shares: _287,500____ Number of Warrants: _____0____	126 East 56th Street New York, NY 10022 (212) 813-0323

EXHIBIT B

 Escrow Agent Fees

$[1,800] annually for acting agent escrow fee.

Initial acceptance fee and first year agent fee to be paid at closing.